PIONEER INSTITUTIONAL MONEY MARKET FUND

                        CLASS 2 SHAREHOLDER SERVICES PLAN


         CLASS 2 SHAREHOLDER SERVICES PLAN, dated as of September , 2005 of PIONEER INSTITUTIONAL MONEY MARKET FUND (the "Fund"), a series of Pioneer Series Trust IV, a Delaware statutory trust (the "Trust").

                                   WITNESSETH

         WHEREAS, the Trust is engaged in business as an open-end, diversified, management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

          WHEREAS, the Trust intends to distribute shares of beneficial interest (the "Class 2 Shares") of the Fund;

          WHEREAS, the Trust desires that Pioneer Funds Distributor, Inc., a Massachusetts corporation ("PFD"), provide the Fund certain shareholder and/or distribution services for the Fund's Class 2 Shares;

         WHEREAS, the Trust on behalf of the Fund has entered into an underwriting agreement with PFD (the "Underwriting Agreement"); and

         WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust should adopt and implement this Class 2 Plan, has evaluated such information as it deemed necessary to an informed determination whether this Class 2 Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Trust for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Class 2 Plan will benefit the Fund and its Class 2 shareholders;

         NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Class 2 Plan for the Fund, on the following terms and conditions:

         1. (a) The Fund is authorized to compensate PFD for (1) distribution services and (2) personal and account maintenance services performed and expenses incurred by PFD in connection Class 2 Shares. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees may determine.

                  (b) The amount of compensation paid during any one year for distribution services with respect to Class 2 Shares shall be 0.25% of the Fund's average daily net assets attributable to Class 2 Shares for such year.

                  (c) Distribution services and expenses for which PFD may be compensated pursuant to this Plan include, but are not limited to: compensation to and expenses (including allocable overhead, travel and telephone expenses) of
(i) dealer-dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") or their officers, sales representatives and employees,
(ii) other financial institutions and financial intermediaries which are not required to register as broker-dealers (such as banks, savings and loan associations, investment companies and investment advisers) or their officers, sales representatives and employees, (iii) PFD and any of its affiliates and any of their respective officers, sales representatives and employees, and (iv) administrators of qualified pension and retirement plans; printing of reports and prospectuses for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials.

                  (d) Personal and account maintenance services and expenses for which PFD or any of its affiliates, insurance companies, banks, broker-dealers or administrators may be compensated pursuant to this Plan include, but are not limited to: payments made to or on account of PFD or any of its affiliates, banks, administrators of qualified pension and retirement plans, other brokers and dealers who are members of the NASD, insurance companies, or their officers, sales representatives and employees, who respond to inquiries of, and furnish assistance to, shareholders regarding their ownership of Class 2 Shares or their accounts or who provide similar services not otherwise provided by or on behalf of the Fund. As partial consideration for personal services and/or account maintenance services provided by PFD to the Class 2 Shares, PFD shall be entitled to be paid any fees payable under this clause (d) with respect to Class 2 Shares for which no dealer of record exists, where less than all consideration has been paid to a dealer of record or where qualification standards have not been met.

                  (e) Appropriate adjustments to payments made pursuant to clause (b) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Trust in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by the NASD Conduct Rule 2830.

         2. The Trust understands that agreements between PFD and broker-dealers or other financial institutions and intermediaries may provide for payment of fees to such broker dealers and financial institutions and intermediaries in connection with the sale of Class 2 Shares and the provision of services to shareholders of the Fund. Nothing in this Class 2 Plan shall be construed as requiring the Fund to make any payment to any broker-dealers or other financial institutions and intermediaries or to have any obligations to any broker-dealers or other financial institutions and intermediaries in connection with services as a dealer of the Class 2 Shares. PFD shall agree and undertake that any agreement entered into between PFD and any broker-dealers or other financial institutions and intermediaries shall provide that such broker-dealers or other financial institutions and intermediaries shall look solely to PFD for compensation for its services thereunder and that in no event shall such broker-dealers or other financial institutions and intermediaries seeks any payment from the Trust or the Fund.

         3. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust, as it may be amended or restated from time to time, or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust.

         4. This Class 2 Plan shall become effective upon approval by (i) a vote of the Board of Trustees and (ii) a vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Class 2 Plan or in any agreements related to the Class 2 Plan (the "Qualified Trustees"), such votes with respect to (i) and (ii) above to be cast in person at a meeting called for the purpose of voting on this Class 2 Plan.

         5. This Class 2 Plan will remain in effect indefinitely, provided that such continuance is "specifically approved at least annually" by a vote of both a majority of the Trustees of the Trust and a majority of the Qualified Trustees.

         6. This Class 2 Plan may be amended at any time by the Board of Trustees, provided that this Class 2 Plan may not be amended to increase materially the limitations on the annual percentage of average net assets which may be expended hereunder without the approval of holders of a "majority of the outstanding voting securities" of Class 2 of the Fund and may not be materially amended in any case without a vote of a majority of both the Trustees and the Qualified Trustees. This Class 2 Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by a vote of the holders of a "majority of the outstanding voting securities" of Class 2 of the Fund.

         7. The Trust and PFD shall provide to the Trust's Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Class 2 Plan and the purposes for which such expenditures were made.

         8. While this Class 2 Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

         9. For the purposes of this Class 2 Plan, the terms "interested persons," "majority of the outstanding voting securities" and "specifically approved at least annually" are used as defined in the 1940 Act.

         10. The Trust shall preserve copies of this Class 2 Plan, and each agreement related hereto and each report referred to in Paragraph 7 hereof (collectively, the "Records"), for a period of not less than six (6) years from the end of the fiscal year in which such Records were made and, for a period of two (2) years, each of such Records shall be kept in an easily accessible place.

         11. This Class 2 Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

         12. If any provision of this Class 2 Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Class 2 Plan shall not be affected thereby.